Exhibit 99.1

Magnolia Solar Corporation

To the Shareholders of Magnolia Solar Corporation:

Dear Shareholder:

As President and Chief Executive Officer of Magnolia Solar Corporation, I would like to take this opportunity to share with you my excitement about our upcoming business opportunities, our vision for the future, past successes, and tell you about our motivation for starting Magnolia Solar (OTC: MGLT), a company that is developing the next generation of nanostructure based thin-film solar cells that convert light energy into electrical power.

Our vision is to make affordable, renewable energy available to everyone by improving its efficiency and thereby lowering its cost. The U.S. Energy Information Administration (EIA) stated in their 2010 report, that net world electricity generation will increase from 18.8 trillion kilowatt hours (KWH) in 2007 to 25 trillion KWH in 2020 and 35.2 KWH in 2035. And renewable energy will play a significant role in helping meet this demand.

Magnolia Solar believes that it can become the world’s low cost thin-film solar power producer by reducing manufacturing costs to significantly less than $1 per watt for a solar PV module. Our ability to reduce manufacturing costs incorporates three product development strategies unique to Magnolia Solar. First, we are developing our solar cell technology at the Albany Nanotech Center of the College of Nanoscale Science and Engineering where the equipment needed to develop our products is already in place. Second, Magnolia Solar is using government funds to meet most of the development costs. We have already received development contracts from the New York State Energy Research and Development Authority (NYSERDA) and from the United States Air Force. Third, our technology embodies unique features that we expect will allow us to achieve the efficiencies of conventional silicon-based solar cells at much lower costs. These technologies incorporate materials that capture a wider spectrum of the sun’s energy so that we can produce electricity even when the sun is not shining directly on the panels.

Due to the reasons cited above, we are very excited about our future business prospects and believe that we have the potential to achieve one of the lowest cost/watt profiles in the solar photovoltaic industry.

Magnolia Solar appreciates the support we have received from our shareholders, and are thankful to many people and government agencies that believe in our vision who have supported us. We invite you to be part of this vision and join us in our journey to make inexpensive, renewable, and non-toxic solar power technology a reality.

For a complete copy of this release please visit www.magnoliasolar.com.

Dr. Ashok K. Sood
President and CEO

54 Cummings Park, Suite #316, Woburn, MA 01801    Tel: 781-497-2900; Fax: 781-735-0575